Investment Management Agreement

Investment Management Agreement made this 9th day of January, 2025, by and between Roundhill Physical Uranium ETF Cayman Ltd., a Cayman Islands exempted company (the “Company”), and Roundhill Financial Inc., a Delaware corporation (the “Adviser”).

Whereas, the Company is a wholly-owned subsidiary of the Roundhill Uranium ETF, a series of Roundhill ETF Trust, a Delaware statutory trust (the “Trust”), which is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

Whereas, the Adviser has entered into an Investment Management Agreement with the Trust, dated as of September 26, 2023 (the “Trust IMA”), on the terms and for the consideration set forth therein; and

Whereas, the Company desires to retain the Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Company, and the Adviser is willing to furnish such services.

Witnesseth:

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.    The Company hereby engages the Adviser to act as the investment adviser for, and to manage the investment and reinvestment of the assets of, the Company in accordance with the Company’s investment objectives and policies and limitations, and to administer the Company’s affairs to the extent requested by and subject to the supervision of the Directors of the Company for the period and upon the terms herein set forth. The investment of the Company’s assets shall be subject to the Trust’s policies, restrictions and limitations with respect to securities investments as set forth in the Trust’s then current registration statement and all applicable laws and the regulations of the Securities and Exchange Commission relating to the management of registered open-end management investment companies.

The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Company’s transfer agent, administrator or other service providers) for the Company, to permit any of its officers or employees to serve without compensation as directors or officers of the Company if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall at its own expense furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement. In the event that the Adviser pays or assumes any expenses of the Company not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or similar expense in the future; provided, that nothing contained herein shall be deemed to relieve the Adviser of any obligation to the Company under any separate agreement or arrangement between the parties.

2.    The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Company in any way, nor otherwise be deemed an agent of the Company.

3.    The Adviser agrees that it will provide the services and facilities described in Section 1 for the consideration set forth in the Trust IMA payable by the Trust, and no further compensation will be due, owning or payable by the Company or the Trust pursuant to this Agreement.

4.    During the term of this Agreement, the Adviser shall pay all of the expenses of the Company (including the cost of transfer agency, sub-advisory, custody, fund administration, legal, audit and other services and license fees, if any) but excluding the fee payment under this Agreement, interest, taxes, acquired fund fees and expenses, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses.

5.    The Adviser shall arrange for suitably qualified officers, employees or agents of the Adviser to serve, without compensation from the Company, as directors (except for those directors who are not interested persons of the Company), officers or agents of the Company, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

6.    The Adviser is authorized to select the brokers or dealers and futures commissions merchants that will execute the purchases and sales of the Company’s securities and other reasonable investments on behalf of the Company, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Company’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Company’s Board of Directors and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 of the 1940 Act), the Adviser may select brokers, dealers or futures commission merchants affiliated with the Adviser. It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company, or be in breach of any obligation owing to the Company under this Agreement, or otherwise, solely by reason of its having caused the Company to pay a member of a securities exchange, a broker, dealer or futures commission merchant a commission for effecting a securities transaction for the Company in excess of the amount of commission another member of an exchange, broker, dealer or futures commission merchant would have charged if the Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker, dealer or futures commission merchant, viewed in terms of that particular transaction or the Adviser’s overall responsibilities with respect to its accounts, including the Company, as to which it exercises investment discretion.

In addition, the Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities with similar orders being made simultaneously for other accounts managed by the Adviser or its affiliates, if in the Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Company, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Company occurs as part of any aggregate sale or purchase orders, the objective of the Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Company and other accounts in an equitable manner. Nevertheless, the Company acknowledges that under some circumstances, such allocation may adversely affect the Company with respect to the price or size of the securities positions obtainable or salable. Whenever the Company and one or more other investment advisory clients of the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

The Adviser will not arrange purchases or sales of securities between the Company and other accounts advised by the Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Trust’s policies and procedures, (b) the Adviser determines the purchase or sale is in the best interests of the Company, and (c) the Trust’s Board of Directors has approved these types of transactions.

To the extent the Company seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts the Adviser’s authority regarding the execution of the Company’s portfolio transactions, the Company agrees to use reasonable commercial efforts to consult with the Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

The Adviser will communicate to the officers and directors of the Company such information relating to transactions for the Company as they may reasonably request. In no instance will portfolio securities be purchased by or sold to the Adviser or any affiliated person of either the Trust or the Adviser, except as may be permitted under the 1940 Act.

The Adviser further agrees that it:

(a)    will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)    will conform in all material respects to all applicable rules and regulations of the Securities and Exchange Commission and the Commodity Futures Trading Commission and comply in all material respects with all policies and procedures adopted by the Board of Trustees of the Trust for the Trust and communicated to the Adviser and, in addition, will conduct its activities under this Agreement in all material respects in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

(c)    will report regularly to the Board of Directors of the Company and will make appropriate persons available for the purpose of reviewing with representatives of the Board of Directors on a regular basis at reasonable times the management the Company, including, without limitation, review of the general investment strategies of the Company, the performance of the Company’s investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Board of Directors of the Company; and

(d)    will prepare and maintain such books and records with respect to the Company’s securities and other transactions as required under applicable law and will prepare and furnish the Company’s Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser further agrees that all records which it maintains for the Company are the property of the Company and the Adviser will surrender promptly to the Company any such records upon the request of the Company (provided, however, that the Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Company) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law.

7.    Subject to applicable statutes and regulations, it is understood that officers, directors, or agents of the Company are, or may be, interested persons (as such term is defined in the 1940 Act and rules and regulations thereunder) of the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested persons of the Company otherwise than as directors, officers or agents.

8.    The Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any asset, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

9.    The Adviser may retain one or more sub-advisers at the Adviser’s own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to the Company. In addition, the Adviser may adjust from time to time the duties delegated to any sub-adviser, the portion of portfolio assets of the Company that the sub-adviser shall manage and the fees to be paid to the sub-adviser pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to the Company for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

10.    The Company acknowledges that the Adviser intends in the future to act as an investment adviser to other managed accounts and as investment adviser or sub-investment adviser to one or more other investment companies that are not a series of the Trust or the Company. In addition, the Trust acknowledges that the persons employed by the Adviser to assist in the Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Adviser may use any supplemental research obtained for the benefit of the Company in providing investment advice to its other investment advisory accounts and for managing its own accounts.

11.    This Agreement, with respect to the Company, was initially approved, and is effective, provided it was approved by a vote of the Board of Trustees of the Trust. This Agreement shall continue in effect until the termination date set forth in the attached Schedule A, unless and until terminated by either party as hereinafter provided, and shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved, at least annually by the Board of Trustees of the Trust.

This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Company or by the Adviser upon one-hundred twenty (120) days’ written notice to the other party. The Company may effect termination by action of the Board of Directors, accompanied by appropriate notice. This Agreement may be terminated, at any time, without the payment of any penalty, by the Board of Directors of the Company, in the event that it shall have been established by a court of competent jurisdiction that the Adviser, or any officer or director of the Adviser, has taken any action which results in a breach of the material covenants of the Adviser set forth herein. Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation, described in Section 3, earned prior to such termination and for any additional period during which the Adviser serves as such for the Company, subject to applicable law. The term “assignment” shall have the same meaning set forth in the 1940 Act and the rules and regulations thereunder.

12.    This Agreement may be amended or modified only by a written instrument executed by both parties.

13.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

14.    Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

15.    All parties hereto are expressly put on notice of the Company’s Memorandum and Articles of Association and all amendments thereto, a copy of which is on file with the Registrar of Companies of the Cayman Islands and the limitation of shareholder and director liability contained therein. This Agreement is executed on behalf of the Company by the Company’s officers as officers and not individually and the obligations imposed upon the Company by this Agreement are not binding upon any of the Company’s Directors, officers or shareholders individually but are binding only upon the assets and property of the Company, and persons dealing with the Company must look solely to the assets of the Company and those assets belonging to the Company, for the enforcement of any claims.

16.    This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

17.    None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

18.    The Company represents that the Roundhill Uranium ETF is a “qualified eligible person” within the meaning of Commodity Futures Trading Commission (“CFTC”) Regulations Rule 4.7 and, as such, consents to the Adviser treating any futures accounts established by the Adviser in the name and on behalf of the Fund in accordance with the exemption contained in CFTC Regulations Rule 4.7.

Pursuant to an exemption from the Commodity Futures Trading Commission in connection with pools whose participants are limited to qualified eligible persons, an offering memorandum for this pool is not required to be, and has not been, filed with the Commission. The Commodity Futures Trading Commission does not pass upon the merits of participating in a pool or upon the adequacy or accuracy of an offering memorandum. Consequently, the Commodity Futures Trading Commission has not reviewed or approved this offering or any offering memorandum for this pool.

In Witness Whereof, the Trust and the Adviser have caused this Agreement to be executed on the day and year above written.

Roundhill Physical Uranium ETF Cayman Ltd.

By:
Name:
Title:

Roundhill Financial Inc.

By:
Name:
Title:

Schedule A

(As of January 9, 2025)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Initial Effective Date	Termination Date
Roundhill Uranium ETF	0.00%	1/9/2025	1/28/2025	1/28/2027